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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person


       ECKHARDT                    WILLIAM                             J
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        (Last)                      (First)                        (Middle)


    C/O LAKELAND BANCORP, INC.
    250 OAK RIDGE ROAD
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                                   (Street)


    OAK RIDGE                          NJ                             07438
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  LAKELAND BANKCORP, INC.
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)  ###-##-####
                                                                  --------------

4.  Statement for Month/Year   12/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   12/98
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
                                                           0.13

                             VICE PRESIDENT
                             ---------------------
                             TREASURER
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
LAKELAND BANCORP, INC.          Day/                                                    End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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COMMON                        2/15/99     DRP               64     A         19.00                               D
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COMMON                        5/14/99     DRP               69     A         17.75                               D
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COMMON                        8/19/99     DRP               82     A         14.87                               D
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COMMON                       11/15/99     DRP               89     A         13.85                               D
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COMMON                        7/15/99      J               106     A         15.50            16,621             D         *1
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (I)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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Explanation of Responses:
        *1  Solely owned by William Exkardt
        DRP -- Dividend Reinvestment Plan
        J. Acquired thru merger of High Point by Lakeland Bank


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

       /s/ William Echardt               1/10/2000
       --------------------------------  -----------------
       **Signature of Reporting Person        Date